Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES SEPTEMBER CASH DISTRIBUTION

DALLAS, Texas, September 19, 2023 – Argent Trust Company, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.022414 per unit, payable on October 16, 2023, to unit holders of record on September 29, 2023.

This month’s distribution decreased slightly from the previous month primarily due to a decrease in the production of both oil and gas offset by an increase in pricing of both oil and gas on the Texas Royalty Properties for this month. The Waddell Ranch Properties did not contribute to the distribution for the month of July.

WADDELL RANCH

In reporting July production of the Underlying Properties for this month’s press release, production for oil volumes was 255,430 (gross) and was priced at about $74.19 per bbl. Production for gas volumes (including gas liquids) was 929,763 Mcf (gross) and was priced at about $1.96 per Mcf, which now includes the value received from plant products and natural gas liquids. Net revenue for the underlying properties of the Waddell ranch was $19,774,182 (gross) for July. Lease Operating Expenses were $4,906,666 (gross) and Capital Expenditures (CAPEX) were $12,802,452 (gross) for July, netting to a positive Net Profit Interest (NPI) of $2,065,063. This would put the trust’s proceeds of 75% as a positive $1,548,797 (net), decreasing the cumulative deficit to a negative $(213,227) for the month of July. For the month of July, there was an increase of CAPEX relating specifically to the 2023 budgeted projects, with fracking costs increasing from last month to this month, along with other capital budget items resulted in an increase to CAPEX. Given that if current oil and gas pricing continues, Waddell Ranch may or may not be able to continue to contribute to the distribution in the foreseeable future, to cover the ongoing CAPEX budget. The Waddell Ranch Properties NPI did not contribute to this month’s distribution.

First sales received for the month of July 2023 wells were as follows: (all net to the Trust), 2.3 new drill wells, including 0.75 horizontal wells, 6.0 recompleted wells. Waiting on completion, as of 7/31/2023, were 2.3 drill wells, including 1.1 horizontal wells and 5.3 recompletion wells. Also, 2.3 wells, plugged and abandoned, were completed.

Blackbeard has provided the projected 2023 capital expenditure budget for the Waddell Ranch Properties to be an estimated $96.8 million (net to the Trust) with a projection of about 30.75 new drill wells and 45 recompletions along with about 37.5 plug and abandoned wells. At this point in time, approximately 58% of that budget has been incurred.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 16,680 barrels of oil and 18,376 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 14,811 barrels of oil and 16,325 Mcf of gas. The average price for oil was $72.23 per bbl and for gas was $3.88 which includes significant NGL pricing per Mcf. This would primarily reflect production and pricing for the month of July for oil and the month of June for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,276,069. Deducted from these were taxes of $141,364 resulting in a Net Profit of $1,134,705 for the month of July. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,077,970 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	255,430	929,763	191,573	697,322	*	$74.19	$1.96	**
Texas Royalties	16,680	18,376	14,811	16,325	*	$72.23	$3.88	**
Prior Month
Waddell Ranch	232,996	782,776	174,747	587,082	*	$68.45	$1.10	**
Texas Royalties	19,131	23,417	17,105	20,986	*	$69.48	$3.53	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month were $39,799 resulting in a distribution of $1,044,721 to 46,608,796 units outstanding, or $0.022414 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2022 Annual Report with Form 10-K and the January 1, 2023 Reserve Summary are posted on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

*            *             *

Contact: Ron Hooper, Senior Vice President, Argent Trust Company, Trustee, Toll Free – 1.855.588.7839